Exhibit 99.1

For Release: Wednesday, Sept. 4, 2013, 10 a.m. EDT

GM's Retail Sales Increased 22 percent in August
Record month for Cadillac XTS, Buick Encore and Verano,
Chevrolet Volt, Spark, Sonic and Equinox

DETROIT - General Motors Co. (NYSE: GM) dealers delivered 275,847 vehicles in the United States in August, up 15 percent compared with a year ago. Retail sales increased 22 percent while fleet sales were down 8 percent.

Total and retail deliveries increased by double-digits at all GM brands. In total, Cadillac was up 38 percent, Buick was up 37 percent, GMC was up 14 percent and Chevrolet was up 10 percent. Deliveries to retail customers were up 38 percent at Cadillac, 22 percent at Chevrolet, 16 percent at GMC and 24 percent at Buick. Buick's retail sales were up for the 16th month in row, and it was the brand's best August since 2003. Cadillac's retail sales were the brand's best August since 1989.

“The second half of 2013 is off to a very solid start for GM and our model-year change over and new product launches are going smoothly,” said Kurt McNeil, vice president, U.S. sales operations. “We have a lot of momentum and we feel good about the direction of the U.S. economy as we prepare to launch even more new products, including all-new heavy duty pickups and large SUVs for Chevrolet and GMC, a completely redesigned Cadillac CTS and the Chevrolet Corvette Stingray.”

GM's sales last month were the highest of 2013 and the best since September 2008, when the global financial crisis began to accelerate. Two years later, on Sept. 8, 2010, Chevrolet launched the Cruze in North America, marking the beginning of an aggressive rollout of new products that will see nearly 30 Chevrolet, Cadillac, Buick and GMC nameplates either all new or redesigned by early 2014.

Since then, the 2011 Chevrolet Volt and the 2013 Cadillac ATS won the North American Car of the Year award, the 2014 Chevrolet Impala was named the top sedan in the country by a leading consumer publication, GM topped the 2013 J.D. Power and Associates Initial Quality Study and the company has returned to competitive levels of leasing. GM and its dealers have also embarked on a multibillion-dollar program to renovate sales and service facilities in all 50 states.

“If our first Cruze customer were to walk into a Chevrolet dealership today, he wouldn't recognize the place,” McNeil said. “The same holds true for Buick-GMC and Cadillac. The cars and trucks, the sales and service experience - everything is being elevated so we can offer customers the best ownership experience in the business.”

August Sales Highlights (vs. 2012)

•	Crossover sales were up 34 percent. The GMC Terrain and Cadillac SRX had their best-ever August sales and the Chevrolet Equinox and Buick Encore had their best months ever.

•	Full-size pickup sales were up 15 percent. Large SUV sales were up 29 percent.

•
Passenger car deliveries were up 8 percent. Retail deliveries were up 27 percent, driven by a 93 percent increase for the Chevrolet Malibu and a 76 percent increase for the Chevrolet Impala. The Impala has increased its retail share of the large car segment by about 3 percentage points, according to J.D. Power PIN data.

•	The Chevrolet Volt had its best month ever, as did the Chevrolet Spark, Chevrolet Sonic, Cadillac XTS and Buick Verano.

August 2013 Sales

Month	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	187,740	10.4%	143,030	21.6%
GMC	43,202	14.2%	38,908	16.3%
Buick	24,650	36.9%	20,038	24.1%
Cadillac	20,255	37.8%	18,982	38.3%
Total GM	275,847	14.7%	220,958	22.1%

CYTD	Total Sales	YOY Change	Retail Sales	YOY Change
Chevrolet	1,365,544	7.5%	956,410	11.7%
GMC	303,254	10.9%	262,215	15.1%
Buick	141,880	15.7%	125,865	15.6%
Cadillac	119,586	31.5%	109,767	27.9%
Total GM	1,930,264	9.8%	1,454,257	13.7%

Fleet Segment	Month	YOY Change	CYTD	CYTD Change
Fleet Share of Total GM Sales	19.9%	(4.9) points	24.7%	(2.6) points

Inventory	Units at Month-end	Days Supply (selling day adjusted)	Units at Previous Month-end	Days Supply (selling day adjusted)
All Vehicles	628,644	64	638,517	68
GMT-900 Pickups	106,282	60	140,035	68

Industry Sales	Month (est.)	CYTD (est.)
Light Vehicle SAAR	16.3 million range	15.6 million range

Forward-Looking Statements
In this press release and in related comments by our management, our use of the words “expect,” “anticipate,” “possible,” “potential,” “target,” “believe,” “commit,” “intend,” “continue,” “may,” “would,” “could,” “should,” “project,” “projected,” “positioned” or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Among other items, such factors might include: our ability to realize production efficiencies and to achieve reductions in costs as a result of our restructuring initiatives and labor modifications; our ability to maintain quality control over our vehicles and avoid material vehicle recalls; our ability to maintain adequate liquidity and financing sources and an appropriate level of debt, including as required to fund our planned significant investment in new technology; the ability of our suppliers to timely deliver parts, components and systems; our ability to realize successful vehicle applications of new technology; and our ability to continue to attract new customers, particularly for our new products. GM's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provides information about these and other factors, which we may revise or supplement in future reports to the SEC.

General Motors Co. (NYSE:GM, TSX: GMM) and its partners produce vehicles in 30 countries, and the company has leadership positions in the world's largest and fastest-growing automotive markets. GM, its subsidiaries and joint venture entities sell vehicles under the Chevrolet, Cadillac, Baojun, Buick, GMC, Holden, Isuzu, Jiefang, Opel, Vauxhall and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety, security and information services, can be found at http://www.gm.com.

CONTACT:
Jim Cain
313-407-2843
james.cain@gm.com
# # #

	August			(Calendar Year-to-Date) January - August
	2013	2012	%Change Volume	2013	2012	%Change Volume
Enclave	6,103	5,125	19.1	42,907	37,351	14.9
Encore	4,296	—	***.*	19,724	—	***.*
LaCrosse	6,965	5,593	24.5	34,893	40,486	(13.8)
Lucerne	—	10	***.*	9	964	(99.1)
Regal	1,460	2,072	(29.5)	11,467	18,684	(38.6)
Verano	5,826	5,200	12.0	32,880	25,104	31.0
Buick Total	24,650	18,000	36.9	141,880	122,589	15.7
ATS	3,380	—	***.*	25,468	—	***.*
CTS	3,980	5,136	(22.5)	22,002	35,362	(37.8)
DTS	—	11	***.*	19	460	(95.9)
Escalade	1,203	1,264	(4.8)	7,985	8,381	(4.7)
Escalade ESV	767	742	3.4	5,282	5,200	1.6
Escalade EXT	181	183	(1.1)	1,522	1,160	31.2
SRX	7,211	5,203	38.6	36,144	35,564	1.6
STS	—	7	***.*	7	156	(95.5)
XTS	3,533	2,158	63.7	21,157	4,650	355.0
Cadillac Total	20,255	14,704	37.8	119,586	90,933	31.5
Avalanche	1,525	2,294	(33.5)	14,899	15,119	(1.5)
Aveo	—	1	***.*	2	59	(96.6)
Camaro	8,875	6,675	33.0	59,156	63,298	(6.5)
Caprice	718	731	(1.8)	2,452	2,411	1.7
Captiva Sport	5,735	2,464	132.8	33,045	24,299	36.0
Cobalt	—	—	***.*	—	11	***.*
Colorado	93	4,222	(97.8)	3,334	29,775	(88.8)
Corvette	655	1,210	(45.9)	6,999	9,219	(24.1)
Cruze	23,909	25,975	(8.0)	183,045	154,813	18.2
Equinox	25,073	20,231	23.9	169,977	151,027	12.5
Express	8,218	6,861	19.8	54,389	54,005	0.7
HHR	—	—	***.*	3	20	(85.0)
Impala	13,274	17,066	(22.2)	109,571	124,920	(12.3)
Malibu	16,890	14,495	16.5	140,463	168,277	(16.5)
Silverado-C/K Pickup	43,603	38,295	13.9	328,269	261,775	25.4
Sonic	11,354	8,703	30.5	62,314	57,221	8.9
Spark	4,534	2,630	72.4	25,969	4,090	534.9
Suburban (Chevy)	4,003	3,093	29.4	31,847	30,606	4.1
Tahoe	6,818	5,458	24.9	54,794	44,785	22.3
Traverse	9,112	6,743	35.1	70,022	61,355	14.1
Volt	3,351	2,831	18.4	14,994	13,497	11.1
Chevrolet Total	187,740	169,978	10.4	1,365,544	1,270,582	7.5
Acadia	7,801	8,148	(4.3)	61,857	57,698	7.2
Canyon	12	702	(98.3)	910	7,063	(87.1)
Savana	1,128	1,545	(27.0)	10,738	16,254	(33.9)
Sierra	18,017	14,495	24.3	122,232	98,545	24.0
Terrain	11,120	9,143	21.6	69,651	63,340	10.0
Yukon	2,345	2,211	6.1	17,240	17,078	0.9
Yukon XL	2,779	1,594	74.3	20,626	13,388	54.1
GMC Total	43,202	37,838	14.2	303,254	273,366	10.9
GM Vehicle Total	275,847	240,520	14.7	1,930,264	1,757,470	9.8
28 selling days for the August period this year and 27 for last year.